Exhibit 99.1

ITT Reports 2023 First Quarter Earnings Per Share (EPS) of $1.20, Adjusted EPS Of $1.17

  10% revenue growth driven by higher volume and pricing actions
  7% orders growth driven by Industrial Process (IP) short-cycle and pump projects, and Connect & Control Technologies (CCT) aerospace demand
  270 basis points segment operating margin expansion (150 basis points adjusted) to 17.3% (17.5% adjusted)
  36% EPS growth (21% adjusted) driven by pricing actions, volume leverage and productivity
  Acquisition of Micro-Mode Products, leading provider of specialty harsh application connectors

STAMFORD, Conn.--(BUSINESS WIRE)--May 4, 2023-- ITT Inc. (NYSE: ITT) today reported financial results for the first quarter ended April 1, 2023. The company reported a year-over-year revenue increase of 10%, primarily driven by IP short-cycle demand and pump project activity, aerospace demand in CCT and pricing actions across all segments. The acquisition of Habonim contributed 2% to total revenue growth, which was offset by a 2% unfavorable impact from foreign currency translation.

First quarter segment operating income of $138 million increased 31% (20% adjusted) and segment operating margin of 17.3% increased 270 basis points versus prior year. The increases were due primarily to pricing actions which offset cost inflation, productivity, higher sales volume and the Habonim acquisition. The year-over-year segment operating income increase was also impacted by higher prior year charges related to the Russia-Ukraine war. On an adjusted basis, segment operating margin expanded 150 basis points to 17.5%.

EPS for the first quarter of $1.20 increased 36% primarily due to higher segment operating income and benefits from share repurchases, partially offset by foreign currency headwinds and higher corporate and interest expense. Adjusted EPS of $1.17 increased 21% compared to prior year. The difference between reported and adjusted EPS is due to the reversal of a tax valuation allowance partially offset by further charges related to the suspension of operations in Russia and expenses related to a foreign tax settlement.

Operating cash flow for the first quarter increased $61 million versus prior year to $58 million primarily driven by higher operating income and improved inventory management. Free cash flow for the quarter of $29 million increased $62 million versus prior year.

Table 1. First Quarter Performance

	Q1 2023	Q1 2022	Change
Revenue	$797.9	$726.2	9.9%
Organic Growth			10.3%
Segment Operating Income	$138.1	$105.8	30.5%
Segment Operating Margin	17.3%	14.6%	270	bps
Adjusted Segment Operating Income	$140.0	$116.4	20.3%
Adjusted Segment Operating Margin	17.5%	16.0%	150	bps
Earnings Per Share	$1.20	$0.88	36.4%
Adjusted Earnings Per Share	$1.17	$0.97	20.6%
Operating Cash Flow	$58.1	$(2.7)	NM
Free Cash Flow	$29.4	$(32.7)	NM
Note: all results unaudited; dollars in millions except for per share amounts
NM = not meaningful

Management Commentary

“ITT delivered solid first quarter results to start 2023. We continue to gain market share in Friction, with 41 electric vehicle awards across global OEM platforms, and we secured a ten-year aftermarket agreement with Continental that positions ITT for long-term growth. Our pumps and flow business secured significant project awards linked to decarbonization and sustainability, and we are seeing strong demand in the aerospace and defense markets in CCT. Our performance and continued share gains drove strong orders and sales growth this quarter, and with the recent acquisition of specialty connectors manufacturer Micro-Mode Products, we’re positioned to capitalize on several growing end markets,” said ITT’s Chief Executive Officer and President Luca Savi.

“On the operational front, we continue to make good progress. IP expanded margins over 800 basis points to approximately 21 percent as investments in lean manufacturing mature. Across ITT, we are strengthening pricing actions to combat inflation while remaining vigilant on productivity. Our actions drove a more than 20 percent increase in adjusted EPS in Q1,” said Savi. “As a result of our strong Q1 performance, we are raising the mid-point of our adjusted EPS guidance range by five cents. Despite some indications of a slowdown in certain industrial markets, we continue to drive demand and orders outgrowth across ITT. This is a testament to the resilience and hard work of our business and our people.”

Table 2. First Quarter Segment Results

	Revenue				Operating Income
	Q1 2023	Reported Increase/ (Decrease)		Organic Growth	Q1 2023	Reported Increase/ (Decrease)		Adjusted Increase (Decrease)
Motion Technologies	$364.8	(1.4	) %	2.2%	$53.4	(10.6	) %	(16.7	) %
Industrial Process	266.5	31.8%		25.5%	55.3	171.1%		119.8%
Connect & Control Technologies	167.6	8.4%		9.8%	29.4	14.4%		13.6%
Total Segment Results	797.9	9.9%		10.3%	138.1	30.5%		20.3%
Note: all results unaudited; excludes intercompany eliminations of $1.0; comparisons to Q1 2022

Motion Technologies revenue decreased due to significant unfavorable foreign currency translation of $14 million and the impact of the Russia-Ukraine war, partially offset by pricing actions and higher volumes in Friction OE and growth in rail. Operating income decreased to $53 million primarily due to higher labor and overhead costs, and unfavorable foreign currency impacts of $3 million, partially offset by pricing and productivity actions.

Industrial Process revenue increased, driven by short-cycle demand and growth in pump projects, and the addition of Habonim. This was partially offset by unfavorable foreign currency translation of $2 million. Operating income increased to $55 million driven by pricing and productivity actions and higher volume, including from Habonim, partially offset by higher raw material costs.

Connect & Control Technologies revenue increased, driven by growth in the aerospace and defense markets. This was partially offset by an unfavorable foreign currency translation of $2 million. Operating income increased to $29 million driven by pricing and productivity actions, and higher volume, partially offset by higher raw material, labor and overhead costs.

2023 Guidance

The company is updating its 2023 guidance. We now expect EPS of $4.49 to $4.79, and adjusted EPS of $4.65 to $4.95, up 5% to 11% for the full year, an increase of ten cents on the low end of the previous guidance range. All other guidance metrics for 2023 are unchanged. This includes revenue growth of 7% to 9%, and 6% to 8% on an organic basis; segment operating margin of 17.0% to 17.8%, and adjusted segment operating margin of 17.3% to 18.1%, up 10 to 90 basis points; and free cash flow of $350 million to $400 million, representing free cash flow margin of 11% to 12%.

It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions and certain other special items that may occur in 2023 as these items are inherently uncertain and difficult to predict. As a result, we are unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth and adjusted segment operating margin to the most directly comparable GAAP financial measures without unreasonable efforts and we have not provided reconciliations for these forward-looking non-GAAP financial measures.

Investor Conference Call Details

ITT’s management will host a conference call for investors on Thursday, May 4 at 8:30 a.m. Eastern Time. The briefing can be accessed live via a webcast, which is available on the company’s website: https://investors.itt.com. A replay of the webcast will be available for 90 days following the presentation. A replay will also be available telephonically from two hours after the webcast until Thursday, May 18, 2023 at midnight Eastern Time. Reconciliations of non-GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In addition, the conference call (including the financial results presentation material) may include, and officers and representatives of ITT may from time to time make and discuss, projections, goals, assumptions, and statements that may constitute “forward-looking statements”. These forward-looking statements are not historical facts, but rather represent only a belief regarding future events based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory, and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and, by their nature, many are inherently unpredictable and outside of ITT’s control, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, we cannot provide any assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.

Among the factors that could cause our results to differ materially from those indicated by forward-looking statements are risks and uncertainties inherent in our business including, without limitation:

  volatility in raw material prices and our suppliers’ ability to meet quality and delivery requirements;
  uncertain global economic and capital markets conditions, which have been influenced by the COVID-19 pandemic, the Russia-Ukraine war, inflation, uncertainty regarding the U.S. federal government’s debt limit, changes in monetary policies, the threat of a possible global economic recession, trade disputes between the U.S. and its trading partners, political and social unrest, instability in the global banking system and the availability and fluctuations in prices of energy and commodities, including steel, oil, copper and tin;
  impacts on our business stemming from the COVID-19 pandemic, including from government-mandated site closures, employee illness and absenteeism, and continued supply chain disruptions and raw material shortages, which have resulted in increased costs and reduced availability of key commodities and other necessary services;
  our inability to hire or retain key personnel;
  fluctuations in foreign currency exchange rates and the impact of such fluctuations on our revenues, customer demand for our products and on our hedging arrangements;
  failure to manage the distribution of products and services effectively;
  fluctuations in interest rates and the impact of such fluctuations on customer behavior and on our cost of debt;
  failure to compete successfully and innovate in our markets;
  failure to protect our intellectual property rights or violations of the intellectual property rights of others;
  the extent to which there are quality problems with respect to manufacturing processes or finished goods;
  the risk of cybersecurity breaches or failure of any information systems used by the Company, including any flaws in the implementation of any enterprise resource planning systems;
  loss of or decrease in sales from our most significant customers;
  risks due to our operations and sales outside the U.S. and in emerging markets, including the imposition of tariffs and trade sanctions;
  fluctuations in demand or customers’ levels of capital investment and maintenance expenditures, especially in the energy, chemical and mining markets;
  the impacts on our business from Russia’s war with Ukraine, and the global response to it;
  the risk of material business interruptions, particularly at our manufacturing facilities;
  risk of liabilities from past divestitures and spin-offs;
  failure of portfolio management strategies, including cost-saving initiatives, to meet expectations;
  risks related to government contracting, including changes in levels of government spending and regulatory and contractual requirements applicable to sales to the U.S. government;
  fluctuations in our effective tax rate, including as a result of the passage of the Inflation Reduction Act of 2022 and other possible tax reform legislation in the U.S. and other jurisdictions;
  changes in environmental laws or regulations, discovery of previously unknown or more extensive contamination, or the failure of a potentially responsible party to perform;
  failure to comply with the U.S. Foreign Corrupt Practices Act (or other applicable anti-corruption legislation), export controls and trade sanctions;
  risk of product liability claims and litigation; and
  changes in laws relating to the use and transfer of personal and other information.

The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation (and expressly disclaim any obligation) to update any forward-looking statements, whether written or oral or as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

For the Three Months Ended	April 1, 2023	April 2, 2022
Revenue	$797.9	$726.2
Cost of revenue	536.0	507.8
Gross profit	261.9	218.4
General and administrative expenses	68.3	60.4
Sales and marketing expenses	42.9	38.4
Research and development expenses	26.4	25.0
Operating income	124.3	94.6
Interest and non-operating expense (income), net	3.5	(0.2)
Income before income tax expense	120.8	94.8
Income tax expense	20.1	19.5
Net income	100.7	75.3
Less: Income attributable to noncontrolling interests	0.7	0.5
Net income attributable to ITT Inc.	$100.0	$74.8

Earnings per share attributable to ITT Inc.:
Basic	$1.21	$0.88
Diluted	$1.20	$0.88

Weighted average common shares – basic	82.6	84.8
Weighted average common shares – diluted	83.0	85.2

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
As of the Period Ended	April 1, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$462.0	$561.2
Receivables, net	669.9	628.8
Inventories	567.6	533.9
Other current assets	98.8	112.9
Total current assets	1,798.3	1,836.8
Non-current assets:
Plant, property and equipment, net	528.0	526.8
Goodwill	968.1	964.8
Other intangible assets, net	107.5	112.8
Other non-current assets	365.9	339.1
Total non-current assets	1,969.5	1,943.5
Total assets	$3,767.8	$3,780.3
Liabilities and Shareholders’ Equity
Current liabilities:
Commercial paper and current maturities of long-term debt	$384.1	$451.0
Accounts payable	397.3	401.1
Accrued and other current liabilities	340.0	333.4
Total current liabilities	1,121.4	1,185.5
Non-current liabilities:
Postretirement benefits	137.6	137.2
Other non-current liabilities	199.6	200.2
Total non-current liabilities	337.2	337.4
Total liabilities	1,458.6	1,522.9
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and outstanding – 82.4 shares and 82.7 shares, respectively	82.4	82.7
Retained earnings	2,554.7	2,509.7
Total accumulated other comprehensive loss	(337.9)	(344.3)
Total ITT Inc. shareholders’ equity	2,299.2	2,248.1
Noncontrolling interests	10.0	9.3
Total shareholders’ equity	2,309.2	2,257.4
Total liabilities and shareholders’ equity	$3,767.8	$3,780.3

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)

For the Three Months Ended	April 1, 2023	April 2, 2022
Operating Activities
Income from continuing operations attributable to ITT Inc.	$100.0	$74.8
Adjustments to income from continuing operations:
Depreciation and amortization	26.7	27.3
Equity-based compensation	4.7	3.7
Other non-cash charges, net	7.5	10.2
Changes in assets and liabilities:
Change in receivables	(34.7)	(70.7)
Change in inventories	(29.1)	(48.4)
Change in contract assets	(2.0)	(1.7)
Change in contract liabilities	2.9	11.8
Change in accounts payable	1.8	48.6
Change in accrued expenses	(10.8)	(42.5)
Change in income taxes	3.7	10.1
Other, net	(12.6)	(25.9)
Net Cash – Operating Activities	58.1	(2.7)
Investing Activities
Capital expenditures	(28.7)	(30.0)
Other, net	0.2	0.6
Net Cash – Investing Activities	(28.5)	(29.4)
Financing Activities
Commercial paper, net borrowings	(72.8)	290.7
Share repurchases under repurchase plan	(30.0)	(163.9)
Payments for taxes related to net share settlement of stock incentive plans	(6.3)	(8.4)
Dividends paid	(24.2)	(22.4)
Other, net	0.4	0.6
Net Cash – Financing Activities	(132.9)	96.6
Exchange rate effects on cash and cash equivalents	4.3	(1.5)
Net cash – operating activities of discontinued operations	(0.1)	(0.1)
Net change in cash and cash equivalents	(99.1)	62.9
Cash and cash equivalents – beginning of year (includes restricted cash of $0.7 and $0.8, respectively)	561.9	648.3
Cash and Cash Equivalents – end of year (includes restricted cash of $0.8 and $0.8, respectively)	$462.8	$711.2
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$4.2	$0.5
Income taxes, net of refunds received	$13.2	$8.5

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, some of which are calculated on a non-GAAP basis. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined, respectively, as revenue and orders, excluding the impacts of foreign currency fluctuations and acquisitions. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. We believe that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income and Adjusted Segment Operating Income are defined, respectively, as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, restructuring, certain asset impairment charges, certain acquisition-related impacts, and unusual or infrequent operating items. Special items represent charges or credits that impact current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted Operating Margin and Adjusted Segment Operating Margin are defined as adjusted operating income or adjusted segment operating income, respectively, divided by revenue. We believe these financial measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations is defined as income from continuing operations attributable to ITT Inc. adjusted to exclude special items that include, but are not limited to, restructuring, certain asset impairment charges, certain acquisition-related impacts, income tax settlements or adjustments, and unusual or infrequent items. Special items represent charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company’s ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. Adjusted income from continuing operations per diluted share (adjusted EPS) is defined as adjusted income from continuing operations divided by diluted weighted average common shares outstanding. We believe that adjusted income from continuing operations and adjusted EPS are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow Margin is defined as free cash flow divided by revenue. We believe that free cash flow and free cash flow margin provides useful information to investors as it provides insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Orders
First Quarter 2023 & 2022
(In Millions)
(all amounts unaudited)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			$ Change	% Change			Revenue /	$ Change	% Change
			2023 vs.	2023 vs.	Acquisitions	FX Impact	Orders	Adj. 2023	Adj. 2023
	Q1 2023	Q1 2022	2022	2022	Q1 2023	Q1 2023	Q1 2023	vs. 2022	vs. 2022

Revenue
ITT Inc.	$797.9	$726.2	$71.7	9.9%	$15.0	$(17.9)	$800.8	$74.6	10.3%

Motion Technologies	364.8	370.1	(5.3)	(1.4%)	-	(13.6)	378.4	8.3	2.2%
Industrial Process	266.5	202.2	64.3	31.8%	15.0	(2.2)	253.7	51.5	25.5%
Connect & Control Technologies	167.6	154.6	13.0	8.4%	-	(2.1)	169.7	15.1	9.8%

Orders
ITT Inc.	$866.8	$812.1	$54.7	6.7%	$13.8	$(19.5)	$872.5	$60.4	7.4%

Motion Technologies	371.2	369.2	2.0	0.5%	-	(13.4)	384.6	15.4	4.2%
Industrial Process	327.3	260.1	67.2	25.8%	13.8	(3.5)	317.0	56.9	21.9%
Connect & Control Technologies	169.3	183.8	(14.5)	(7.9%)	-	(2.6)	171.9	(11.9)	(6.5%)

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Segment Operating Margin
First Quarter 2023 & 2022
(In Millions)
(all amounts unaudited)

	Q1 2023	Q1 2023		Q1 2023	Q1 2022	Q1 2022		Q1 2022	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2023 vs. 2022		As Adjusted 2023 vs. 2022

Revenue:
Motion Technologies	$364.8			$364.8	$370.1			$370.1	(1.4%)		(1.4%)
Industrial Process	266.5			266.5	202.2			202.2	31.8%		31.8%
Connect & Control Technologies	167.6			167.6	154.6			154.6	8.4%		8.4%
Intersegment eliminations	(1.0)			(1.0)	(0.7)			(0.7)
Total Revenue	$797.9			$797.9	$726.2			$726.2	9.9%		9.9%

Operating Margin:
Motion Technologies	14.6%	20	BP	14.8%	16.1%	140	BP	17.5%	(150)	BP	(270)	BP
Industrial Process	20.8%	50	BP	21.3%	10.1%	270	BP	12.8%	1,070	BP	850	BP
Connect & Control Technologies	17.5%	-	BP	17.5%	16.6%	10	BP	16.7%	90	BP	80	BP
Total Operating Segments	17.3%	20	BP	17.5%	14.6%	140	BP	16.0%	270	BP	150	BP

Operating Income:
Motion Technologies	$53.4	$0.6		$54.0	$59.7	$5.1		$64.8	(10.6%)		(16.7%)
Industrial Process	55.3	1.4		56.7	20.4	5.4		25.8	171.1%		119.8%
Connect & Control Technologies	29.4	(0.1)		29.3	25.7	0.1		25.8	14.4%		13.6%
Total Segment Operating Income	$138.1	$1.9		$140.0	$105.8	$10.6		$116.4	30.5%		20.3%

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring costs, acquisition-related expenses, and other unusual or infrequent items.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
First Quarter 2023 & 2022
(In Millions, except per share amounts)
(all amounts unaudited)

	Q1 2023			Q1 2023	Q1 2022			Q1 2022	$ Change	% Change
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Adjusted 2023 vs. 2022	As Adjusted 2023 vs. 2022

Segment operating income	$138.1	$1.9	#A	$140.0	$105.8	$10.6	#A	$116.4
Corporate and other costs	(13.8)	-		(13.8)	(11.2)	0.9	#B	(10.3)
Operating income	124.3	1.9		126.2	94.6	11.5		106.1	20.1	18.9%
Operating margin	15.6%			15.8%	13.0%			14.6%

Interest income (expense), net	(4.1)	1.4	#C	(2.7)	-	-		-
Other income (expense), net	0.6	-		0.6	0.2	-		0.2
Income from continuing operations before tax	120.8	3.3		124.1	94.8	11.5		106.3

Income tax expense	(20.1)	(6.0)	#D	(26.1)	(19.5)	(3.4)	#D	(22.9)
Income from continuing operations	100.7	(2.7)		98.0	75.3	8.1		83.4

Less: Income attributable to noncontrolling interests	0.7	-		0.7	0.5	-		0.5
Income from continuing operations - ITT Inc.	$100.0	$(2.7)		$97.3	$74.8	$8.1		$82.9

EPS from continuing operations	$1.20	$(0.03)		$1.17	$0.88	$0.09		$0.97	$0.20	20.6%

Note: Amounts may not calculate due to rounding.
Total Operating Margin is defined as reported operating income or adjusted operating income divided by total revenue.
Per share amounts are based on diluted weighted average common shares outstanding.
#A -	2023 includes impacts related to the Russia-Ukraine war ($1.8M) restructuring costs ($0.3M) and other income ($0.2M).
#A -	2022 includes impacts related to the Russia-Ukraine war ($8.8M) severance costs ($1.5M) and restructuring costs ($0.3M).

#B -	2022 includes severance costs ($0.8M) and accelerated amortization of an intangible asset ($0.1M).

#C -	2023 includes interest charges related to the settlement of a tax audit in Italy ($1.4M).

#D -

2023 includes the net tax expense of special items #A and #C ($0.1M) and tax expense related to a foreign audit settlement ($14.1M), more than offset by tax benefits for valuation allowance impacts ($17.6M), an amended federal tax return filing ($4.9M) and other tax-related special items.

#D -

2022 includes the net tax benefit of special items #A and #B ($2.2M) and tax benefit for valuation allowance impacts ($2.8M), partially offset by tax expense on future distribution of foreign earnings ($1.7M) and other tax-related special items.

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow and Free Cash Flow Margin
First Quarter Ended 2023 & 2022
(In Millions)
(all amounts unaudited)

	3M 2023	3M 2022

Net Cash - Operating Activities	$58.1	$(2.7)

Less: Capital expenditures	28.7	30.0

Free Cash Flow	$29.4	$(32.7)

Revenue	$797.9	$726.2

Free Cash Flow Margin	3.7%	(4.5%)

ITT Inc. Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2023
(Per share amounts)
(all amounts unaudited)

	2023 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$4.49	$4.79

Estimated restructuring, net of tax	0.10	0.10

Other special items, net of tax	0.04	0.04

Other tax special Items	0.02	0.02

EPS from Continuing Operations - Adjusted	$4.65	$4.95
Note:

The Company has provided forward-looking non-GAAP financial measures for organic revenue growth and adjusted segment operating margin. It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions and certain other special items that may occur in 2023 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth and adjusted segment operating margin to the most directly comparable GAAP financial measures without unreasonable efforts and has not provided reconciliations for these forward looking non-GAAP financial measures.

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow and Free Cash Flow Margin Guidance
Full Year 2023
(In Millions)
(all amounts unaudited)

	2023 Full-Year Guidance
	Low	High

Net Cash - Operating Activities	$470	$520

Less: Capital expenditures	120	120

Free Cash Flow	$350	$400

Revenue #A	$3,225	$3,225

Free Cash Flow margin	11%	12%

#A Represents expected revenue growth of 8%, reflecting the mid-point of the 7% to 9% range.

Contacts

Investors
Mark Macaluso
+1 914-641-2064
mark.macaluso@itt.com

Media
Phil Terrigno
+1 914-641-2143
phil.terrigno@itt.com